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SCHEDULE 14A INFORMATION

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BRANDYWINEGLOBAL – GLOBAL INCOME OPPORTUNITIES FUND INC.

(Name of Registrant as Specified in Its Charter)

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Your Vote Is Important
No Matter How Many or How Few Shares You Own
February 3, 2020
Dear Fellow Stockholder:
The BrandywineGLOBAL — Global Income Opportunities Fund Inc. Board of Directors is achieving its investment objectives of providing high current income and capital appreciation. Over the last year, the Board and management have taken steps to increase distributions, improve fund performance and build on the Fund’s track record of enhancing stockholder value.
Ahead of our Annual Meeting of Stockholders on March 20, 2020 (“the Annual Meeting”), you will be asked to make an important decision regarding the future of BrandywineGLOBAL — Global Income Opportunities Fund. At this year’s meeting, Bulldog Investors, LLC (“Bulldog”), a professional activist investor, is seeking to disrupt our long-term, value-enhancing strategy by nominating directors to stand for election to the Board. Bulldog has also put forth two non-binding proposals that we believe are not in the best interest of all stockholders.
You have the opportunity to protect the value of your investment.
Your Board is committed to acting in the best interests of all stockholders. In contrast, Bulldog is attempting to derail the Fund’s momentum by gaining representation on the Board and implementing a plan that would benefit its own short-term, self-interested objectives to the detriment of all other stockholders of the Fund.
The Board unanimously recommends that you vote “FOR” the Board’s Nominees, “AGAINST” Bulldog’s Self-Tender Offer/ Liquidation Proposal, and “AGAINST” Bulldog’s Bylaws Amendment Proposal on the enclosed WHITE Proxy Card today.
In the weeks leading up to the Annual Meeting, you may receive materials from Bulldog asking you to vote on a green proxy card. Please note that voting on a green proxy card, for any reason, will not count as a vote in support of the BrandywineGLOBAL – Global Income Opportunities Fund Board, and will revoke any previous vote on the Fund’s official WHITE Proxy Card. If you vote your shares more than once, only your latest-dated proxy card counts.
Your vote is important, no matter how many or how few shares you own. We urge you to support the Board that is committed to executing a plan to generate long-term, sustainable value for you.
The Board Continues to Deliver Competitive Performance and Strong Distributions
The Fund’s Board is committed to generating competitive performance for stockholders, and has worked with the Fund’s management team and investment advisor to consistently outperform its benchmark index1 over time. Since its inception, the Fund has delivered annualized total returns of 3.04%2, well above our benchmark’s average of 1.69% over the same time period.
TOTAL ANNUALIZED RETURNS
OUTPERFORMED BENCHMARK BASED ON MARKET PRICE3
40% 30% 20% 10%
0% 1-Year 3-Years 5-Years BWG Performance2 Benchmark Performance
The Board and management team have also maintained an attractive distribution rate since the Fund’s inception. In fact, the Board increased the Fund’s distribution twice over the course of 2019, resulting in a distribution yield of
6.65%4 based on market price

Taking Action to Narrow the Discount between Market Price and NAV

The Board has also evaluated opportunities that could help narrow the gap between the Fund's market price and net asset value ("NAV"). While discounts between market price and NAV are common among closed-end funds across the industry, the Board proactively monitors the level of the discount on an ongoing basis. Consistent with its focus on balancing the Fund's ability to achieve its investment objectives over the long-term with the benefits of narrowing the discount, the Board took several recent actions to meet this objective. These actions included:

- **Repurchases:** The Fund has repurchased over $1 million in shares of the Fund.
- **Dividend Increases:** The Board has increased the Fund's dividends twice over the past year.
- **Fee Waiver:** Voluntarily waiving of the Fund's investment management fee by 0.10% until November 30, 2020.
- **Currency Exposure Limit:** To reduce overall fund volatility and to help more effectively manage the distribution, the Fund initiated a limit on foreign currency exposure to no greater than 50% of total Fund assets.

Your Board is Diverse, Highly-Engaged and Focused on Creating Sustainable Value for All Stockholders

The Board comprises eight highly-qualified directors, seven of whom are independent and all of whom bring extensive leadership experience and skills that are relevant to the successful oversight of the Fund's strategy and objectives. With four female directors, the Board also has strong gender diversity, and was granted the Ambassador Award hosted by the 2020 Women on Boards at its 8th Annual National Conversation on Board Diversity in November 2019.

All three of the Fund's director nominees standing for election at the Annual Meeting are familiar with the Fund's objectives and investment strategies, and serve key roles in the Board's oversight of these matters.

MS. NISHA KUMAR	**FUND COMMITTEE MEMBER** Audit Nominating Compensation Pricing and Valuation	Ms. Kumar brings to the Board significant financial and accounting experience from her current role as the CFO and Chief Compliance Officer of Greenbriar Equity Group LLC, a global private equity group as well as her previous experience as CFO and Chief Administrative Officer of Rent the Runway, Inc. From 2001 to 2007, she was at Time Warner, Inc. as VP of Mergers & Acquisitions and VP of Operations. Previously, she was VP of Corporate Development at Priceline.com. Since 2016 Ms. Kumar has been an independent director of The India Fund, Inc. and The Asia Tigers Fund, Inc., currently serving as the Audit Committee Financial Expert on both funds. In 2017 she became an independent director of the Aberdeen Income Credit Strategies Fund. She is a member of the Leadership Council of the Harvard School of Public Health, the Harvard School of Public Health's India Advisory Council and the Council on Foreign Relations.
MR. WILLIAM R. HUTCHINSON **FUND'S LEAD INDEPENDENT DIRECTOR**	**FUND COMMITTEE MEMBER** Audit Nominating Compensation Pricing and Valuation	Mr. Hutchinson is a director and the Non-Executive Chairman of the Board of Associated Banc-Corp., one of the top 50 publicly traded U.S. bank holding companies with more than $33 billion in assets, and brings significant accounting and global finance expertise to the Board. Through his substantial experience in the banking industry, he provides the Board with well-rounded financial acumen that is particularly critical given the Fund's complex investment process and regulatory requirements.
MS. JANE E. TRUST, CFA	**CHAIRMAN, PRESIDENT AND CEO OF THE FUND**	As a Chartered Financial Analyst, Ms. Trust brings in-depth knowledge of the Fund's operations and strategy, as well as deep understanding of the closed-end fund landscape. She currently serves as Chairman, President and Chief Executive Officer of the Fund, and has held various leadership roles within Legg Mason and its affiliates since 2000.

The Board regularly evaluates its composition and looks for opportunities to add new perspectives to the Boardroom. To that end, the Board appointed Ms. Kumar as our newest independent director in 2019.

The Board is open to adding new directors who bring fresh perspectives and opinions. However, Bulldog's nominees would remove critical gender diversity if elected, and the Board firmly believes that they would advance the short-term goals of the activist fund to the detriment of all other stockholders.

Bulldog is Advocating for Actions that Would be Harmful to Long-Term Stockholders
As part of its attack against our fund, Bulldog has put forward a proposal requesting that the Fund implement a self-tender, which could lead to liquidation or conversion of the Fund into an open-end mutual fund or ETF. The Board believes that implementing a self-tender would have multiple harmful implications on the Fund’s ability to operate efficiently and generate the sustainable, long-term returns stockholders rely on, including:
Liquidating the Fund would Completely Eliminate the Fund as a Long-Term Investment Option.
Liquidating the Fund would deprive long-term investors of the Fund’s regular distributions, as well as access to global fixed income securities through the Fund.
A Conversion of the Fund’s Structure or Reduction in Size Would Be Harmful.
Converting the Fund to an open-end or ETF structure or reducing the size of the Fund would likely result in increased costs per share to the remaining stockholders and limit its ability to access certain investments. Either of these actions would significantly diminish the Fund’s ability to operate efficiently, tactically use leverage and continue to execute its current investment strategy in pursuit of its stated objectives.
The Self-Tender Offer/Liquidation Proposal Would Increase Costs for Long-Term Stockholders.
If implemented, the Self-Tender Offer/Liquidation Proposal would cause the Fund to incur substantial costs that the remaining stockholders will ultimately bear.
In short, a large tender offer would primarily benefit short-term stockholders, like Bulldog, who are looking to quickly monetize the Fund’s high-quality assets at the expense of long-term stockholders. The Board believes that Bulldog’s nominees would seek to push the activist fund’s self-interested agenda, and strip the Fund of the scale, resources and structure it needs to operate efficiently and generate value for stockholders.
Further, the Board believes that Bulldog’s Bylaws Amendment Proposal is simply another attempt to pressure the Board into pursuing actions that would support the activist fund’s short-term interests. The Board believes that the current voting standard for both contested and uncontested elections of directors is appropriate to ensure that long-term stockholders are fully represented.
Bulldog is a professional activist fund that has a long history of attacking closed-end funds just like ours in order to generate a short-term profit for themselves to the detriment of long-term holders. Bulldog typically seeks to implement initiatives intended to generate a short-term profit that derail a fund’s ability to continue to enhance value for its stockholders who invest in the fund for long-term, sustainable returns.
Bulldog is following its standard playbook in its attack against the Fund in an attempt to pressure the Board into facilitating its self-interested agenda at your expense. The Board unanimously recommends that you vote “AGAINST” Bulldog’s Non-Binding Self-Tender Offer Proposal and “AGAINST” Bulldog’s Bylaws Amendment Proposal to protect the value of your investment.
Protect the Value of Your Investment — Vote the WHITE Proxy Card Today
Your Board has a track record of delivering competitive financial performance and strong stockholder returns, and is taking steps to build on this positive momentum. Conversely, Bulldog is attempting to weaken the Board with its own nominees who would support the activist fund’s proposed actions that would hurt the Fund’s ability to deliver sustainable, long-term value for stockholders.
Let your voice be heard.
Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect the value of your investment by voting on the WHITE Proxy Card “FOR” the BrandywineGLOBAL — Global Income Opportunities Fund Nominees, “AGAINST” Bulldog’s Non-Binding Self-Tender Offer/Liquidation Proposal and “AGAINST” Bulldog’s Bylaws Amendment Proposal.
Thank you for your support.
Sincerely,
The BrandywineGLOBAL – Global Income Opportunities Fund Board of Directors
YOUR VOTE IS VERY IMPORTANT
PROTECT YOUR INVESTMENT
Vote the Enclosed WHITE Proxy Card Today “FOR” the Company’s Highly-Qualified and Experienced Director Nominees

Your Vote is Important, No Matter How Many or How Few Shares You Own
You can vote by internet, telephone or by signing and dating the WHITE Proxy Card and mailing it in the envelope provided.
If you have any questions about how to vote your shares or need additional assistance, please contact:
Innisfree M&A
Stockholders Call Toll Free: (877) 750-8197 Incorporated Banks and Brokers Call: (212) 750-5833
REMEMBER
We urge you NOT to vote using any green proxy card sent to you by Bulldog Investors, as doing so will revoke your vote on the WHITE Proxy Card.
Notes
1 The Bloomberg Barclays Global Aggregate Index is an index comprised of several other Bloomberg Barclays indices that measure fixed-income performance of regions around the world.
2 Returns based on market price for the period from the March 28, 2012 inception date through December 31, 2019.
3 For the period ended December 31, 2019.
4 For the period ended December 31, 2019.
Forward Looking Statement
Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.
All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.